EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF
                                 TECHEDGE, INC.

It is hereby certified that:

1. The name of the corporation is TECHEDGE, INC. (the "Corporation"):

2. The certificate of incorporation of the corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said article the following new Article FOURTH:

      The total number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) which shall consist of (i) One Hundred Million (100,000,000) shares of common stock, $.0001 par value per share (the "Common Stock"), and (ii) One Million (1,000,000) shares of-preferred stock, $.0001 par value per share (the "Preferred Stock").

      The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

            (i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (hut not below the number of shares then outstanding) from time to time by like action of the Board;

            (ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall hear to the dividends payable on any other class or classes of Stock or series thereof, or any other series of the same class, and whether such dividends shall he cumulative or non-cumulative;

            (iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and provisions upon which the shares of the series may be redeemed;

            (iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof:

            (v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

            (vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

            (viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not he inconsistent with the provisions of this Articles of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall he made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall he entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

3. The amendments of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on this 22 day of March, 2004.



By:    /s/ Gregory A. Konesky
       ---------------------------
       Name: Gregory A. Konesky
       Title: Chief Executive Officer